Exhibit 21.1

List of Subsidiaries

Nexstar Media Inc.	Delaware
NES II, Inc.	Virginia
LIN Television of Texas, Inc.	Delaware
Community Television Services, Inc.	Delaware
Sutro Tower, Inc.	California
YBDT/Coronet Communications, JV	Iowa
Capital Region Broadcasters, LLC	New York
Vaughan Television Management, LLC	Delaware
Tampa Tower General Partnership	Florida
Augusta Tower, LLC	Delaware
Sandia TV Corporation	New Mexico
Tall Towers, Inc.	North Carolina
ATTN: Inc.	Delaware
CA-LATS South, LLC	Delaware
Dose Media LLC	Delaware
Excelerate II LLC	Illinois
IL-700 West Chicago Avenue, LLC	Delaware
IL-777 West Chicago Avenue, LLC	Delaware
IL-Tribune Tower, LLC	Delaware
KPLR, Inc	Missouri
KSTU, LLC	Delaware
Metropolitan Television Alliance LLC	New York
New River Center Maintenance Association, Inc.	Florida
Plex, Inc.	Delaware
quadrantONE LLC	Delaware
Sharerocket, Inc.	Delaware
Sylvan Tower Company, LLC	Oregon
Taboola.com Ltd.	Israel
Techstars Chicago 2013 LLC	Delaware
Television Food Network, G.P.	Delaware
TKG Internet Holdings II LLC	Delaware
TREH 700 W. Chicago Venture, LLC	Delaware

Tribune (FN) Cable Ventures, LLC	Delaware
Tribune Broadcasting Company II, LLC	Delaware
Tribune Broadcasting Hartford, LLC	Delaware
Tribune Broadcasting Kansas City, Inc.	Delaware
Tribune Broadcasting Seattle, LLC	Delaware
Tribune CNLBC, LLC	Delaware
Tribune DB, LLC	Delaware
Tribune DQ, LLC	Delaware
Tribune Management Holdings, LLC	Delaware
Tribune Real Estate Holdings, LLC	Delaware
Tribune Sports Network Holdings, LLC	Delaware
Tribune Television New Orleans, Inc.	Delaware
Tribune WFPT, LLC	Delaware
WDAF License, Inc.	Delaware
WDAF Television, Inc.	Delaware
WITI License, LLC	Delaware
WITI Television, LLC	Delaware
WQAD, LLC	Delaware
Best Reviews, LLC	Delaware
Spectrum Co, LLC	Delaware
Vpls, LLC
News Communications, Inc.	Delaware
Capitol Hill Publishing Corp	New York
Tribco, Inc.	New York
Parkchester Publishing Co. Inc.	New York
NCNG Liquidating, Inc.	New York
SSP Liquidating, Inc.	New York